UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2007

KBS REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	333-126087	20-2985918
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

KBS Real Estate Investment Trust, Inc. (the “Company”) has entered into an agreement to acquire a four-story office building containing 134,847 rentable square feet (the “625 Second Street Building”). On December 27, 2006, the Company’s external advisor, KBS Capital Advisors LLC, entered into a purchase and sale agreement with Rosenberg SOMA Investments III, LLC to purchase the 625 Second Street Building. On January 17, 2007, the advisor assigned this purchase and sale agreement to an indirect, wholly owned subsidiary of the Company for no consideration. Pursuant to the purchase and sale agreement, the Company would be obligated to purchase the property only after satisfactory completion of agreed upon closing conditions. The seller is not affiliated with the Company or its advisor.

The purchase price of the 625 Second Street Building is $51,000,000 plus closing costs. The Company would fund the purchase of the 625 Second Street Building with proceeds from a loan from an unaffiliated lender and with proceeds from the Company’s ongoing public offering. The Company is currently negotiating the terms of the loan.

The 625 Second Street Building is located on an approximate 0.8-acre parcel of land at 625 Second Street in San Francisco, California. The 625 Second Street Building was built in 1906 and fully renovated in 1999. The property is currently 100% leased by LookSmart, Ltd., an online media and technology company that focuses on vertical search and provides related content, advertising and technology solutions for consumers, advertisers and publishers.

The current aggregate annual base rent for the 625 Second Street Building is approximately $4.7 million. As of January 2007, the current weighted-average remaining lease term for the current tenant of the 625 Second Street Building is approximately 2.9 years. The LookSmart, Ltd. lease expires in November 2009, and the average annual rental rate for the LookSmart, Ltd. lease over the remaining lease term is $2.92 per square foot. LookSmart, Ltd. has the right, at its option, to extend its lease for two additional five-year periods.

There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition, it may forfeit $1,750,000 of earnest money.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: January 23, 2007	By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer

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